Exhibit 99.10
NINTH AMENDMENT
TO THE
CIBC WORLD MARKETS INCENTIVE SAVINGS PLAN
FOR U.S. EMPLOYEES
(As amended and restated effective January 1, 1999)
     WHEREAS, Canadian Imperial Bank of Commerce (“CIBC”) maintains the CIBC World Markets Incentive Savings Plan for U.S. Employees (the “Plan”); and
     WHEREAS, the Plan was previously amended by adding Section 4.06 to the Plan, which provides that certain employees terminated as a result of certain transactions with Fahnestock & Co. Inc. and its affiliates will be vested upon termination; and
     WHEREAS, it has been determined that the language describing the group to be vested is in need of clarification in order to reflect properly the intent of CIBC;
     NOW THEREFORE, pursuant to the authority reserved to CIBC and to the undersigned at Section 9.01 of the Plan, the Plan is hereby amended by revising Section 4.06 to read as follows, provided that such change is intended to be, and shall in all events be treated as, a clarification of the terms of Section 4.06 and not a change in vesting schedule:
     “4.06 Fahnestock Employees: (i) Each Participant who, as of a date no later than June 30, 2003, becomes an employee of Fahnestock & Co. Inc. or one of its affiliates (“Fahnestock”) pursuant to that certain Asset Purchase Agreement dated December 9, 2002, between CIBC and Fahnestock (the “Asset Purchase Agreement”), or pursuant to that certain Asset Management Purchase Agreement dated January 2, 2003, between CIBC and Fahnestock (collectively the “Agreements”), and (ii) each Participant whose employment with CIBC is terminated on or after January 2, 2003, as a result of the transactions described in the Agreements, and who is not offered any position with Fahnestock, shall be 100% vested in such Participant’s Accounts under the Plan.
     For purposes of applying clause (ii) of the preceding paragraph, a Participant’s employment shall in no event be treated as terminated “as a result of the transactions described in the Agreements,” unless such Participant meets each of the following conditions:
     (A) the Participant is identified on the list (attached hereto) of Support Employees to whom Fahnestock was permitted to make an offer prior to Conversion in accordance with Section 3.04(1) of the Asset Purchase Agreement, and
     (B) the Participant’s employment with CIBC is terminated on or after January 2, 2003, and before June 30, 2003.

     Capitalized terms not defined in the Plan have the meaning assigned to them under the Asset Purchase Agreement.”
     IN WITNESS WHEREOF, the undersigned has executed this amendment this 6th day of June, 2003.

By:	/s/ Joyce M. Phillips

Joyce M. Phillips